EXHIBIT 99.1



                               [GRAPHIC OMITTED]
                           Greater Community Bancorp
             55 Union Boulevard, P.O. Box 269, Totowa, NJ 07511-0269
                        (973) 942-1111 Fax (973) 942-9816
                            www.greatercommunity.com
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                              FOR IMMEDIATE RELEASE


                        Greater Community Bancorp (GFLS)
                        Declares Stock and Cash Dividends


TOTOWA, N.J.--(BUSINESS WIRE)--June 16, 2004--At its regular meeting held June 15, 2004, the Board of Directors of Greater Community Bancorp (Nasdaq: GFLS) declared a 2.5% stock dividend and a quarterly cash dividend of $0.12 per share on the Company's common stock, both payable July 31, 2004 to shareholders of record as of July 15, 2004. The combined stock and cash dividends represent an increase of 11.59% over the cash dividend paid in the first quarter and a projected annualized cash dividend of $0.48.

About the Company

Greater Community Bancorp is a $792 million financial holding company headquartered in Totowa, New Jersey. The Company operates fifteen branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. They provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company, through its bank subsidiary Greater Community Bank, owns a non-bank subsidiary Highland Capital Corp., an equipment leasing and financing company. Greater Community Bank also owns Greater Community Financial.

Forward-Looking Statements

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements


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relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT: At Greater Community Bancorp

Anthony M. Bruno, Jr., 973-942-1111 x 1001

anthony.bruno@greatercommunity.com
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or

For Media:

Margolin & Associates, Inc.

Linda Margolin, 216-765-0953

lmm@margolinIR.com
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SOURCE: Greater Community Bancorp
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